Exhibit 4.19

Dated	26th June 2014

(1)	BRIXTON PROPERTIES LIMITED

(2)	RRSAT EUROPE LIMITED

Lease

relating to premises known as Unit 3, Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU

Eversheds LLP	Tel 0845 497 9797
One Wood Street	Fax 0845 497 4919
London	Int +44 207 919 4500
EC2V 7WS	DX 154280 Cheapside 8
www.eversheds.com

PARTICULARS

PART 1:	LAND REGISTRY PARTICULARS

LR1.	Date of lease	26th June 2014

LR2.	Title number(s)

LR2.1	Landlord’s title number(s)	NGL308194.

LR2.2	Other title numbers	NGL430432.

LR3.	Parties to this lease

Landlord

BRIXTON PROPERTIES LIMITED (incorporated and registered in England and Wales under company registration number 05140315), the registered office of which is at Cunard House, 15 Regent Street, London SW1Y 4LR.

Tenant

RRSAT EUROPE LIMITED (incorporated and registered in England and Wales under company registration number 2220246), the registered office of which is at 6th Floor, 25 Farringdon Street, London EC4A 4AB.

LR4	Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

Unit 3, Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU and more particularly described in Schedule 1 to the Lease and shown edged red on the Plan.

LR5.	Prescribed statements etc

LR5.1	Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003	None.

The Controller of Her Majesty's Stationery Office ©Crown Copyright. Slough Estates plc, Slough SL1 4EE, Licence N°100018'38

VICTORIA ROAD
MONARCH HOUSE
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CONWAY GROVE
ACORN GARDENS
LISTER CLOSE
JENNER AVENUE

LEASE PLAN

UNIT 3
VICTORIA INDUSTRIAL ESTATE
PARK ROYAL, LONDON, W3

DATE: 02.05.14 1:1250@A3

DRAWING FILE: B-2427/JK

DEMISELINE (RED LINE)

ALLOCATED PARKING

1/1250 0 10m 20m 30m 40m 50m 60m

SEGRO

LR5.2	This lease is made under, or by reference to, provisions of:	None.

LR6.	Term for which the Property is leased	From and including the date of this Lease. To and including 25th June 2029

LR7.	Premium	None.

LR8.	Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc

LR9.1	Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None.

LR9.2	Tenant’s covenant to (or offer to) surrender this lease	None.

LR9.3	Landlord’s contractual rights to acquire this lease	None.

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None.

LR11.	Easements

LR11.1	Easements granted by this lease for the benefit of the Property	The easements granted for the benefit of the Property as specified in this lease at Part 1 of Schedule 2.

LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property	The easements granted or reserved by this lease over the Property as specified in this lease at Part 2 of Schedule 2.

LR12.	Estate rentcharge burdening the Property	None.

LR13.	Application for standard form of restriction	None.

LR14.	Declaration of trust where there is more than one person comprising the Tenant	Not applicable.

PART 2: FURTHER PARTICULARS

Estate	The area from time to time comprising the Landlord’s estate known as Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU of which the Premises form part as currently shown edged blue on the Plan or on such other land of a greater or lesser extent as the Landlord may determine and notify to the Tenant in writing from time to time.

Premises	The land and building described in Schedule 1 and known as Unit 3, Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU as shown edged red on the Plan.

Commencement Date	The date of this Lease.

Term	Fifteen years together with the period of any continuation or extension of the tenancy granted by this lease.

Rent Commencement Date	26th December 2014

Service Charge Commencement Date	The date of this Lease.

Rent	From and including the Rent Commencement Date until and including 25th June 2016, fifty eight thousand five hundred pounds (£58,500) per annum; and

from and including 26th June 2016 until the expiry of the Term, one hundred and seventeen thousand pounds (£117,000) per annum, subject to review as provided in this lease.

Review Dates	26th June 2019 and 26 June 2024

Break Date	25th June 2024

Permitted Use

Use for electronic communications services including playout / channel transmission or such other purpose within Class B1(c), B2 or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as the Landlord may first approve in writing (such approval not to be unreasonably withheld).

This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

THIS LEASE is made on the date stated in LR1.

BETWEEN

(1)	the Landlord named in LR3 (the “Landlord”); and

(2)	the Tenant named in LR3 (the “Tenant”).

OPERATIVE PROVISIONS

1.	DEFINITIONS

In this Lease, the following words and expressions have the following meanings:

	“Accounting Period”	means a period commencing on the first day of January and ending on the thirty-first day of December in any year or such other period as the Landlord shall notify to the Tenant in writing

	“Act”	means the Landlord and Tenant (Covenants) Act 1995

	“Authorised Guarantee Agreement”	has the meaning defined in and for the purposes of section 16 of the Act in the form of the agreement set out in Schedule 7 subject to such amendments as may be required to keep the agreement within the definition

	“Common Parts”	means all parts of the Estate not from time to time let or intended to be let including all walls (including retaining walls), fences, car parks, service areas, footpaths, unadopted roads, circulation areas, forecourts, landscaped areas and structures, refuse areas and structures, estate office, security guards’ office, closed circuit television monitoring office, landscaping compound, Conducting Media and other amenities from time to time within or appurtenant to the Estate the use or enjoyment of which is common to some or all of the tenants or occupiers of the Estate

	“Conducting Media”	means all sewers, drains, pipes, wires, watercourses, subways, cables, apparatus, conduits and any other media or works for the conduct or transmission of any service matter or material

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“Electronic Communications Apparatus”	has the meaning given to it by the Communications Act 2003

“Environmental Performance”	means all or any of the following arising from the operation or use of the Premises:

(a) energy consumption;

(b) water consumption and discharge;

(c) waste generation and management;

(d) generation and/or emission of greenhouse gases;

(e) other adverse environmental Impacts

“Environmental Performance Data”	means data in respect of energy consumption, water use and discharge, waste production and recycling relating to the Premises and/or the Common Parts

“EPC”	means both an energy performance certificate and a recommendation report (as each term is defined in The Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007)

“Estate Costs”	has the meaning given in Part 1 of Schedule 6

“Full Reinstatement Value”	means the costs (including demolition professional fees and any value added tax payable) which would be likely to be incurred in carrying out repair or reinstatement in accordance with the requirements of this lease at the time when such repair or reinstatement is likely to take place having regard to current building techniques and materials

“Group”	means a group of companies within the meaning of section 42 of the Landlord and Tenant Act 1954

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“Guarantor”	means a Surety or any person who has entered into an authorised guarantee agreement pursuant to this lease

“Insurance Rent”	means:

	(a)	a sum or sums of money equal to the reasonable expense incurred by the Landlord (before any commission) and including any insurance premium tax:

		(i)	in effecting or maintaining insurance in accordance with clause 6.1 (including any increased premium payable in respect of the Premises or any neighbouring property by reason of any act or omission by (or permitted by) the Tenant or an undertenant);

		(ii)	in effecting or maintaining insurance against Loss of Rent; and

		(iii)	in effecting or maintaining Insurance against public liability of the Landlord in connection with any matter relating to the Premises, their occupation or use; and

	(b)	a fair and reasonable proportion (as certified conclusively by the landlord’s surveyor to be proper) of the reasonable expense incurred by the Landlord (before any commission) and including any insurance premium tax in effecting or maintaining insurance against public liability of the Landlord in connection with any matter relating to the Estate, its occupation or use

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“Insured Risks”	means:

	(a)	fire, lightning, earthquake, subsidence, heave, landslip, explosion, terrorism, aircraft, riot, storm, flood, burst pipes, malicious damage and impact damage; and

	(b)	such other insurable risks and on such terms as the Landlord may from time to time reasonably consider necessary,

except to the extent that any such risk is for the time being an Uninsured Risk

“Interim Charge”	means such reasonable sum to be paid on account of the Service Charge in respect of each Accounting Period as the Landlord shall specify based upon the anticipated Estate Costs for the relevant Accounting Period

‘‘Landlord’s Energy Management Costs”	means the costs to the Landlord of:

	(a)	acquiring allowances of any nature and paying all present and future taxes, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect);

	(b)	monitoring the supply and consumption of energy and such emissions; and

	(c)	gathering and processing information relating to the supply and consumption of energy and to such emissions,

and in this definition “Landlord” means the group of undertakings of which the Landlord is a member for the purposes of such allowances or taxes

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“Loss of Rent”	means the loss of the rent reserved by this lease under clauses 3.1 and 3.2.1 for such period (being not less than three years) as may reasonably be required by the Landlord from time to time having regard to the likely period required for reinstatement in the event of both partial and total destruction and in an amount which takes into account:

(a) (in any case where the Rent comprises one or more fixed sums) the highest annual sum referred to in the definition of “Rent”; and

(b) potential increases of Rent in accordance with clause 8

“Neighbouring Unit”	means the premises known as;

(a) Unit 2, Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU; or

(a) Unit 4, Victoria Industrial Estate, Victoria Road, Acton, London W3 6UU;

“Particulars”	means the particulars set out at the front of this lease

“Plan”	means the plan annexed to this lease

“Planning Acts”	Includes the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990

“Prescribed Rate”	means four per cent above the base rate of National Westminster Bank Plc from time to time (or such other clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate

“Service Charge”	means such sum of money as shall be equal to a fair and proper proportion attributable to the Premises (as determined by the Landlord acting reasonably) of the Estate Costs

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“Surety”	means any person who has entered into a guarantee (on the terms set out in Schedule 3 or otherwise)

“Tenant Covenants”	means “tenant covenants” as defined in section 28 of the Act

“Termination Date”	means the date of expiration or sooner determination of the Term (however arising)

“Uninsured Risk”	means any risk listed in paragraph (a) or referred to in paragraph (b) of the definition of Insured Risks against which the Landlord does not insure (or in respect of which there is a partial exclusion to the extent that the partial exclusion applies) because insurance cover for that risk is either unavailable in the London insurance market, or is available there only at a premium or subject to conditions which in the Landlord’s reasonable discretion are unacceptable

2.	INTERPRETATION

2.1	The expressions the “Landlord” and the “Tenant” shall wherever the context so admits include their respective successors in title.

2.2	Where the Tenant or the Surety (if any) for the time being are two or more persons the terms the “Tenant” or the “Surety” (if any) include the plural number and obligations expressed or implied to be made by such party are deemed to be made by such persons jointly and each of them severally.

2.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

2.4	References to this “lease” means this deed as varied or supplemented by any document which is supplemental to it.

2.5	References in this lease to any statute or legislation (whether specific or general) include any other statute or legislation replacing amending or supplementing the same and any orders, regulations, bye-laws, notices, permissions, approvals or consents under them.

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2.6	The Particulars and the details and expressions contained in it shall be included in and form part of this lease.

2.7	An obligation of the Tenant not to do something includes an obligation not to cause, permit, suffer or allow that thing to be done and a reference to any act, or to any act or omission, of the Tenant includes any act, or any act or omission, of any other person at the Premises with the Tenant’s express or implied authority.

2.8	The words “include” and “including” are deemed to be followed by the words “without limitation” and general words introduced by the word “other do not have a restrictive meaning by reason of being preceded by words indicating a particular class of acts, things or matters.

2.9	References to the Premises include any part of the Premises.

2.10	The rights granted in Part 1 of Schedule 2 are granted only to the extent that the Landlord has power to grant them and are not granted to the Tenant exclusively unless specifically stated to the contrary, but are to be used in common with the Landlord and any other persons authorised.

2.11	The rights reserved and excepted in Part 2 of Schedule 2 may be exercised by the Landlord and those authorised by the Landlord.

3.	DEMISE

The Landlord demises to the Tenant the Premises together with the rights referred to in Part 1 of Schedule 2 but subject to the exceptions and reservations referred to in Part 2 of Schedule 2 and to any documents and matters referred to in Schedule 5 to hold to the Tenant for the Term starting on the Commencement Date yielding and paying during the Term:

3.1	Rent

Yearly the Rent (together with any value added tax) and all increases arising from any review pursuant to the provisions in this lease for the review of rent to be paid by equal quarterly payments in advance on 25 March, 24 June, 29 September and 25 December in every year the first payment for the period from and including the Rent Commencement Date up to and including the day immediately preceding the quarter day next after the Rent Commencement Date to be made on the Rent Commencement Date.

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3.2	Additional rent

As additional rent:

	3.2.1	such amounts (if any) as are referred to in clause 4.15 to be paid as there stated; and

	3.2.2	the Insurance Rent to be paid within fourteen days of demand,

and in each case such amounts shall be recoverable by distress in the same way as rent in arrear.

4.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

4.1	Payment of rents

To pay the respective rents and sums of money reserved and made payable at the times and in the manner in which the same are set out or referred to in clause 3 without any deduction (save as required by law) or legal or equitable set-off and to make all such payments to the Landlord on the due date through the Tenant’s bankers by the direct debit system.

4.2	Interest on late payments

If the Tenant fails to pay any rents or any other sum payable under this lease when the same are due (in the case of Rent whether formally demanded or not) to pay to the Landlord as additional rent (but without prejudice to any other rights of the Landlord including those under clause 7.1) interest on all such rents or other sums from the due date for payment until the date actually paid at the Prescribed Rate current at such due date and any such interest shall be recoverable by the Landlord as rent in arrear.

4.3	Payment of outgoings

	4.3.1	To pay and indemnify the Landlord against all existing and future rates, duties, taxes, assessments and other outgoings whatsoever imposed or charged upon the Premises (or in respect or by reason of any works carried out by or on behalf of the Tenant at the Premises) or upon the owner or occupier attributable to or in respect of the Premises other than any taxes payable by the Landlord in connection with any dealing with or disposition of the reversion to this lease or any taxes (other than value added tax and insurance premium tax or similar taxes) payable by the Landlord by reason of the receipt of any of the rents due under this lease.

	4.3.2	To pay all charges relating to the supply and consumption of electricity, gas, water, telecommunications and other services to or at the Premises, including connection and hire charges.

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	4.3.3	Where any of the charges payable under clauses 4.3.1 or 4.3.2 relate to other property as well as the Premises and are not recoverable as Estate Costs, the amount to be paid by the Tenant will be a fair proportion of the whole of the amount charged or payable.

4.4	Exterior maintenance

In every fifth year and in the last year of the Term to prepare and paint the outside of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner and otherwise properly to clean, treat and decorate other parts of the outside of the building as the same ought to be cleaned, treated and decorated (such painting and decorating to be carried out in colours and patterns first approved in writing by the Landlord) and whenever necessary to renew or replace all seals and mastics.

4.5	Interior painting

In every fifth year and in the last year of the Term to prepare and paint all the interior of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner (all such painting to be carried out in colours and patterns first approved in writing by the Landlord and except in the last year of the Term such approval not to be unreasonably withheld or delayed).

4.6	Repair

	4.6.1	Well and substantially to repair and maintain the Premises (and the walls, fences, roads and Conducting Media in, on or under the Premises) and at all times keep them in good and substantial repair and condition.

	4.6.2	Damage by any of the Insured Risks shall be excepted from the Tenant’s obligation in clause 4.6.1, unless the insurance moneys are withheld in whole or in part or the policy avoided by reason of any act or omission (including any failure by the Tenant to notify the Landlord of the relevant damage or destruction) on the part of the Tenant or any undertenant or any employee, contractor or invitee of either of them.

	4.6.3	To keep the Premises clean and tidy and free from rubbish and waste materials.

	4.6.4	Subject to clause 4.6.5 to keep such part of the Premises (if any) as well-maintained landscaped areas and in accordance with any general scheme for the Estate from time to time implemented by the Landlord.

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	4.6.5	If the Landlord so requires at any time or from time to time not to do the things referred to in clause 4.6.4 (or such of them as may be notified to the Tenant) but instead to pay to the Landlord within seven days of demand the reasonable costs incurred by the Landlord In doing so.

	4.6.6	To use reasonable endeavours to minimise the extent of any damage or disrepair caused by any of the Insured Risks or an Uninsured Risk.

4.7	Yielding up

At the Termination Date:

	4.7.1	to yield up the Premises in such state of repair and condition as is consistent with the full and due compliance by the Tenant with its obligations under this lease;

	4.7.2	to remove all tenant’s trade fixtures, fittings, furniture and effects and any signs erected by or at the instance of the Tenant or any other occupier;

	4.7.3	to replace any landlord’s fixtures and fittings which shall be missing, broken, damaged or destroyed with others of equivalent quality and value; and

	4.7.4	to replace all the carpeting within the Premises with new carpeting of a quality, design and colour similar to the quality, design and colour of the carpeting supplied by the Landlord at the beginning of the Term (the quality, design and colour of such new carpeting to be approved by the Landlord whose approval shall not be unreasonably withheld or delayed), making good any damage caused by the performance of such obligations to the reasonable satisfaction of the Landlord.

4.8	Reinstatement of alterations

	4.8.1	At the Termination Date (unless or to the extent otherwise required in writing by the Landlord) to carry out such works as shall be necessary or desirable in order to remove any and all alterations and additions made to the Premises either during or prior to the Term and to ensure that the Premises conform with the description in Schedule 1,

	4.8.2.	All such works shall be carried out to the reasonable satisfaction of the Landlord and the Tenant shall apply for any necessary planning permission or approval which may be required under the Planning Acts or other legislation.

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4.9	Landlord’s access

To permit the Landlord or its agents at all times during the Term during reasonable hours in the day by appointment or on 72 hours written notice (including without limitation notice by e-mail) (or, in the case of emergency, at any time without notice) with or without workmen and others to enter the Premises for the purpose of:

	4.9.1	ascertaining that the covenants and conditions of this lease have been performed and observed by the Tenant;

	4.9.2	examining (including opening up floors, walls and cellings where necessary to examine) the state of repair and condition of the Premises;

	4.9.3	taking Inventories of the Landlord’s fixtures;

	4.9.4	carrying out works on the adjoining property of the Landlord;

	4.9.5	any intrusive testing for environmental purposes; and/or

	4.9.6	exercising any of the exceptions and reservations referred to in Part 2 of Schedule 2,

provided that the Landlord shall make good any damage caused to the Premises by such entry and the exercise of such rights to the reasonable satisfaction of the Tenant and in the exercise of such rights the Landlord shall cause as little disturbance or disruption to the Tenant as reasonably practicable.

4.10	Default remedies of the Landlord

If the Tenant fails to comply with any of its obligations In this Lease, the Landlord may give the Tenant written notice of that failure, and the Tenant shall remedy the failure within three months (or earlier in case of emergency) of service of that notice. If the Tenant fails to do this, the Landlord may enter the Premises and carry out any works or do anything else which may be needed to remedy the Tenant’s failure to comply with its obligations under this lease, and any reasonable costs and expenses properly incurred by the Landlord (including the Landlord’s surveyors and other professional fees) together with interest thereon at the Prescribed Rate current at the date one month after service of such notice for the period from that date to the date of payment will be a debt due from the Tenant payable on demand and may be recovered by the Landlord as if it were additional rent.

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4.11	Signage, aerials and masts etc

	4.11.1	Not to erect any pole, mast, aerial or satellite dish or to install any Electronic Communications Apparatus save as permitted by clause 4.11.4 on the Premises.

	4.11.2	Not to erect or display any sign, noticeboard or advertisement on the Premises save in accordance with clauses 4.11.3.

	4.11.3	The Tenant may without the consent of the Landlord erect a sign showing the Tenant’s corporate logo on the signage board provided for such purpose at the Premises by the Landlord.

	4.11.4	The Tenant may with the prior written approval of the Landlord (such approval not to be unreasonably withheld) install Electronic Communications Apparatus for the purposes of operating and running its business from the Premises only and not for any other purposes or for use by any third party.

4.12	Use

	4.12.1	Not to use the Premises otherwise than for the Permitted Use.

	4.12.2	Not at any time to store anything outside the building erected on the Premises.

	4.12.3	To use only for the parking of vehicles those parts of the Premises designated for such purpose.

	4.12.4	Not to use or carry out from the Premises any electroplating panel beating or spray painting.

4.13	Nuisance

	4.13.1	Not to use the Premises for any illegal purpose nor to carry out on or from the Premises any noisy, noxious, dangerous or offensive act activity or business nor anything which may be or become a nuisance, damage, annoyance or inconvenience to the Landlord or any of its tenants or the occupiers of any premises in the neighbourhood and in particular not to do or permit to be done anything which might cause electronic or radio interference with any adjoining or neighbouring premises.

	4.13.2	Not to do anything which would or might lead to any contamination of the Premises or pollution of the environment or lead to the pollution, obstruction, damaging or overloading of the Conducting Media and to carry out (or at the Landlord’s election to pay to the Landlord the reasonable and proper costs and fees of carrying out) all works necessary to remedy the contamination or pollution or to remove the source of the contamination or pollution.

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	4.13.3	Not to discharge or allow to enter into any underground or other waters any poisonous noxious or harmful effluent liquid or substance.

	4.13.4	Where the Tenant has failed to observe any of the obligations in this clause 4.13 to pay to the Landlord the reasonable and proper costs incurred by It in obtaining such reports as the Landlord may reasonably require to establish what damage or harm may have been caused to the Premises or other property of the Landlord and the remedial cleaning or other works necessary.

4.14	Estate regulations

To observe such reasonable regulations as may from time to time be made by the Landlord for the purposes of good estate management which have been notified to the Tenant and if such regulations conflict with the terms of this lease then the terms of this lease shall prevail.

4.15	Interim Charge and Service Charge

To pay to the Landlord the Interim Charge and the Service Charge in accordance with the provisions contained in Part 2 of Schedule 6.

4.16	Acts prejudicial to insurance

	4.16.1	Not to do anything as a result of which any policy of insurance against damage to the Premises or to any neighbouring premises may be prejudiced or payment of the policy moneys may be withheld in whole or in part or whereby the rate of premium in respect of any such insurance may be increased and to promptly give notice to the Landlord upon the happening of any event which might affect any insurance policy relating to the Premises.

	4.16.2	In relation to the insurance effected by the Landlord in respect of the Premises to pay to the Landlord any excess required by the insurers or by the Landlord within seven days of demand by the Landlord following any damage or destruction by any Insured Risks where such excess would be applicable to any claim in respect of such damage or destruction.

4.17	Safeguarding the Premises

	4.17.1	With respect to fire precautions and safeguarding the Premises against damage by any of the Insured Risks or otherwise to comply with all requirements and recommendations of the insurers of the Premises or the relevant insurance brokers or of the fire brigade or local authority and the reasonable requirements of the Landlord.

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4.17.2	Not to store or bring on to or allow to remain on the Premises any article, substance or liquid of a specially combustible, inflammable or explosive nature or which may be a source of contamination.

4.17.3	To give written notice to the Landlord upon the occurrence of any contamination of the Premises and also upon the occurrence of any pollution of the environment in breach of any legislative provision caused by any use of or action or activity on the Premises.

4.18	Planning applications and community infrastructure levy

	4.18.1	Not without the prior written consent of the Landlord to make any application for any consent under the Planning Acts but If such application is for consent to do anything which the Tenant is permitted to do under this lease (or where the approval of the Landlord is first required and the Landlord has approved the doing of such thing) such consent shall not be unreasonably withheld or delayed.

	4.18.2	The Tenant shall:

		4.18.2.1	pay any charge imposed under the Planning Acts In respect of the use of the Premises, or any works carried out at the Premises;

		4.18.2.2	in relation to any community infrastructure levy (or any similar or replacement charge or levy):

			a)	pay any community infrastructure levy (or any similar or replacement charge or levy);

			b)	serve a notice assuming liability (and provide a copy of such notice to the Landlord) and not to withdraw it (or carry out such equivalent or similar steps as may be required or permitted in relation to any similar or replacement charge or levy); and

			c)	indemnify the Landlord against all liabilities arising out of community infrastructure levy (or any similar or replacement charge or levy),

in each case respect or by reason of any works carried out at the Premises; and

		4.18.2.3	on the Termination Date pay the Landlord a fair proportion of any compensation which the Tenant has received or which is receivable by the Tenant because of any restriction placed on the use of the Premises under any legislation.

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4.19	Alterations

	4.19.1	Not to make any alteration or addition to the Premises unless permitted by this clause 4.19.

	4.19.2	Not to erect or place any new building or structure on the Premises (Including any temporary or moveable building or structure).

	4.19.3	Not to make any external or structural alterations to the Premises.

	4.19.4	Not without the Landlord’s written consent (such consent not to be unreasonably withheld or delayed) to carry out any alterations to the Premises or to the plant, equipment or Conducting Media within and serving the Premises which will adversely affect the Environmental Performance of and/or any EPC rating of the Premises.

	4.19.5	Subject to clause 4.19.4, the Tenant may without the Landlord’s consent make internal non-structural alterations to the Premises subject to:

		4.19.5.1	such alterations not affecting the Conducting Media or any of the Landlord’s services at the Premises; and

		4.19.5.2	the Tenant providing the Landlord with an adequate specification (including drawings) of such alterations and taking into account any Landlord’s recommendations prior to commencing work.

	4.19.6	The Tenant may make any other alterations to the Premises not referred to in clause 4.19.2, 4.19.3, 4.19.4 or 4.19.5 (including the erection or installation of any mezzanine floor) with the Landlord’s written consent (such consent not to be unreasonably withheld or delayed).

4.20	Statutory obligations

	4.20.1	At the Tenant’s expense to comply in all respects with the provisions of all statutes and legislation (whether now or subsequently in force) affecting or applicable to the Premises or their use and to promptly give notice to the Landlord of any notice, direction or order made by any local or competent authority.

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	4.20.2	The Tenant shall:

		4.20.2.1	prepare, update and maintain a health and safety file for any works carried out to the Premises;

		4.20.2.2	comply with the Construction (Design and Management) Regulations 2007;

		4.20.2.3	provide to the Landlord upon reasonable request a copy of such file;

		4.20.2.4	upon any assignment or underlease permitted by this lease to supply to the assignee or sub-tenant any health and safety files and/or operating manuals; and

		4.20.2.5	upon the Termination Date return the updated health and safety file to the Landlord.

4.21	Alienation

	4.21.1	General

		4.21.1.1	Not to charge or mortgage the Premises nor to assign, underlet, share or part with the possession or occupation of any part of the Premises nor to permit any such dealing under a permitted underlease, except as permitted by the remainder of this clause 4.21.

		4.21.1.2	Not to hold or occupy the Premises as nominee, trustee or agent or otherwise for the benefit of any other person.

	4.21.2	Assignments

		4.21.2.1	The Tenant shall not assign any part (as opposed to the whole) of this lease.

		4.21.2.2	The Tenant shall not assign the whole of this lease without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

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4.21.2.3	The Landlord and the Tenant agree that, for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may give its consent to an assignment of the whole of this lease subject to any of the following conditions:

(a)	if the assignee (taking into account its covenant strength and the strength of any guarantee or other arrangement as provided for in clause 4.21.2.3(b) and (c)) is of lower financial standing than the original Tenant as at the date of this lease and/or the assignee is registered overseas the Tenant will enter into an Authorised Guarantee Agreement which will be in such form as the Landlord may reasonably request and be prepared by or on behalf of the Landlord and at the cost of the Tenant and under which the assignor will agree (amongst other matters) with the Landlord:

(i) that it is liable as sole or principal debtor in respect of all obligations to be owed by the assignee under the Tenant Covenants in this lease;

(ii) to be liable as guarantor in respect of the assignee’s performance of the Tenant Covenants in this lease (provided that such liability shall be no more onerous than the liability to which the assignor would be subject in the event of Its being liable as sole or principal debtor in respect of the obligations owed by the assignee under the Tenant Covenants); and

(iii) in the event of this lease being disclaimed to enter into a new lease of the Premises the term of which shall expire simultaneously with the date upon which (but for any disclaimer) this lease would have expired by effluxion of time (and not by any other means) and the Tenant Covenants shall be identical to (amended as appropriate but in any event no more onerous than) the Tenant Covenants in this lease;

(b)	if the Landlord reasonably so requires the proposed assignee shall obtain acceptable and legally valid guarantors for any person to whom this lease is to be assigned who will covenant with the Landlord on the terms (amended as appropriate) set out in Schedule 3;

(c)	if the Landlord reasonably so requires the proposed assignee will prior to the assignment enter into such reasonable rent deposit arrangement and/or provide such additional security for performance by the proposed assignee of its obligations under this lease as the Landlord may reasonably require;

(d)	the proposed assignee shall enter into a covenant with the Landlord to pay the rents reserved by and perform and observe the covenants on the part of the Tenant contained in this lease.

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	4.21.2.4	the Landlord and the Tenant agree that, for the purposes of section 19(1A) of the Landlord and Tenant Act 1927, the Landlord may refuse its consent to an assignment of the whole of this lease if:

	(a)	the assignee or its proposed surety is a surety of the assignor; or

	4.21.2.5	the assignee is in the same Group as the assignor and, in the reasonable opinion of the Landlord the financial standing of the assignee (taking into account its covenant strength and the strength of any guarantee or other arrangement proposed to be provided for in clause 4.21.2.3(b) and (c)) is lower than the financial standing of original Tenant; and

	4.21.2.6	Clause 4.21.2.3 shall operate without prejudice to the right of the Landlord to impose any further conditions upon a grant of consent where such Imposition is reasonable.

4.21.3	Underletting

	4.21.3.1	The Tenant shall not underlet or agree to underlet any part of the Premises (as distinct from the whole).

	4.21.3.2	The Tenant shall not underlet the whole of the Premises, except in accordance with the remainder of this clause 4.21.3 and then only with the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

	4.21.3.3	The Tenant shall not underlet the whole of the Premises otherwise than:

	(a)	at a rent which is not less than the open market rental value of the Premises;

	(b)	without a fine or premium; and

	(c)	with provision for upwards only rent reviews coinciding with the reviews under this lease.

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4.21.3.4	Any underlease shall be in a form approved by the Landlord (such approval not to be unreasonably withheld or delayed) and shall contain;

(a)	materially the same covenants and conditions as are contained in this lease;

(b)	provisions prohibiting further sub-underletting by the undertenant; and

(c)	the following terms:

(i) a statement by the Tenant and undertenant referring to the notice and statutory declaration mentioned in clause 4.21.3.6, and where the statutory declaration was made by a person other than the undertenant, a statement by the undertenant confirming that such person was duly authorised by the undertenant to make the statutory declaration; and

(ii) an agreement between the Tenant and the undertenant that the provisions of sections 24-28 of the Landlord and Tenant Act 1954 shall be excluded in relation to the tenancy created by the underlease.

4.21.3.5	The Tenant shall not vary the terms of any underlease permitted under this clause 4.21.3 without the Landlord’s written consent (not to be unreasonably withheld or delayed provided the provisions and covenants of the underlease required by this clause 4.21 are not varied) and throughout the term of any underlease to require the undertenant at all times to perform and observe the Tenant’s covenants (except as to the payment of rent) and the conditions contained in this lease.

4.21.3.6	The Tenant shall not grant an underlease unless;

(a)	before the earlier of the undertenant entering into the underlease and the undertenant becoming contractually bound to do so, the Tenant has served a notice on the undertenant and the undertenant (or a person duly authorised by the undertenant) has made a statutory declaration, such notice and statutory declaration to relate to the tenancy to be created by the underlease and to comply with section 38A of the Landlord and Tenant Act 1954 and the relevant schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

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	(b)	the Tenant has supplied the Landlord with a copy (certified by solicitors to be a true copy of the original) of the notice and statutory declaration referred to in clause 4.21.3.6(a).

	4.21.3.7	The Landlord may as a condition for giving its consent for any permitted underletting require the proposed undertenant to enter into a direct covenant with the Landlord:

	(a)	to observe and perform the undertenant’s covenants and the conditions contained in the underlease;

	(b)	not to assign (or agree to do so) any part of the underlet premises (as distinct from the whole) and not to charge or share or (save by way of an assignment of the whole) part with possession of or permit any person to occupy the underlet premises; and

	(c)	not to assign (or agree to do so) the whole of the underlet premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed).

	4.21.3.8	To notify the Landlord in writing with relevant details within 14 days of any rent payable under an underlease being reviewed.

4.21.4	Expert determination

If any circumstances or conditions specified in clause 4.21.2 are framed by reference to any matter falling to be determined by the Landlord (or by any other person) and the Tenant disputes such determination then either the Landlord or the Tenant shall be entitled to require the matter or matters in question to be referred to an independent expert who in the absence of agreement between the parties shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors. The determination of such independent expert shall be conclusive as to the matter or matters in question and shall be final and binding on the parties and the independent expert’s costs shall be met by the parties in such proportions as the independent expert shall determine.

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	4.21.5	Group sharing

Nothing in this clause 4.21 will prevent the Tenant or any permitted undertenant from sharing occupation of the Premises with another member of the same Group as the Tenant if and so long as that other member remains a member of that Group and no relationship of landlord and tenant subsists between the Tenant or permitted undertenant and that other member. The Tenant shall keep the Landlord informed of the identity of all occupiers and of the basis of their occupation of the Premises.

4.22	Registration of dealings

	4.22.1	Within one month after the date of any assignment, transfer or underlease permitted under this lease or any assignment of such underlease or after any devolution of the Term or after any other dealing with this lease to supply a certified copy of the deed or instrument effecting the same to the Landlord and to pay such reasonable fee as the Landlord may require for registration.

	4.22.2	If this lease and/or rights granted or reserved by this lease are or should be registered at the Land Registry under the Land Registration Act 2002 then the Tenant shall:

		4.22.2.1	register this lease and any transfer or other registrable disposition of this lease at the Land Registry within one month of the date of the grant of this lease or the date of the instrument of transfer or other disposition requiring registration (as the case may be);

		4.22.2.2	procure that all rights granted or reserved by this lease are properly noted against the affected titles; and

		4.22.2.3	within two weeks of notification of the registration of the grant, transfer, other registrable disposition of this lease or notice against the affected titles (as the case may be) deliver to the Landlord official copies of the registered titles.

	4.22.3	Promptly after the Termination Date (and notwithstanding that the Term has ended) the Tenant shall make an application to close the registered title of this lease and shall ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and the Tenant shall keep the Landlord informed of the progress and completion of its application.

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4.23	Re-letting and sale boards

To permit the Landlord or its agents at any time during the Term to enter upon the Premises and to affix upon any suitable part a notice board advertising the sale of the Landlord’s interest (or any superior interest) in the Premises and during the last six months of the Term for the reletting of the Premises (but the notice board must not obstruct the Tenant’s access to the Premises nor materially affect its use and enjoyment of the Premises for the Permitted Use) and not to remove or obscure the same and to permit all persons authorised by the Landlord or its agents to view the Premises during business hours by prior appointment or on 72 hours’ prior written notice (including without limitation notice by e-mail).

4.24	Costs of licences and notices as to breach of covenant

To pay within seven days of demand and indemnify the Landlord against:

	4.24.1	all reasonable costs, charges and expenses (including professional fees) properly incurred by the Landlord arising out of or incidental to any application made by the Tenant for any consent or approval of the Landlord; and

	4.24.2	all costs, charges and expenses (including professional fees (and for the avoidance of doubt the costs of any environmental reports or audits)) properly incurred by the Landlord arising out of or incidental to:

		4.24.2.1	any breach of the Tenant’s covenants;

		4.24.2.2	the preparation and service of a schedule or interim schedule of dilapidations;

		4.24.2.3	any notice which the Landlord may serve on the Tenant whether served before or after the determination of this lease (including a notice under section 146 of the Law of Property Act 1925) requiring the Tenant to remedy any breach of any of its covenants; or

		4.24.2.4	arising out of or in connection with any proceedings referred to in section 146 or 147 of that Act notwithstanding that forfeiture may be avoided otherwise than by relief granted by the court.

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4.25	Indemnity

To be responsible for and to indemnify the landlord against:

	4.25.1	all damage, loss or injury occasioned to the Premises or any adjoining premises or to any Conducting Media or to any person or chattel (whether or not upon the Premises) caused by any act, default or negligence of the Tenant or any undertenant or the servants, agents, licensees or invitees of either of them or by reason of any defect in the Premises; and

	4.25.2	all losses, damages, costs, expenses, claims and proceedings incurred by or made against the Landlord arising out of any breach by the Tenant of any of its obligations in this lease.

4.26	Value added tax

To pay to the Landlord within seven days of demand any value added tax chargeable upon:

	4.26.1	any supply made by the Landlord to the Tenant pursuant to this lease so that all consideration for any such supply is exclusive of value added tax and the Landlord will provide the Tenant with a valid value added tax invoice addressed to the Tenant; and

	4.26.2	any supply (whether made to the Landlord or to a third person) where pursuant to this lease the Tenant is required to pay to the Landlord any sum in respect of any costs, fees, expenses or other expenditure or liability (of whatever nature) in connection with that supply except to the extent that any such value added tax may be recoverable by the Landlord from HM Revenue & Customs.

4.27	Defects

To inform the Landlord as soon as practicable in writing of any defect in the Premises which might give rise to a duty imposed by common law or statute on the Landlord and to indemnify the Landlord against all actions, costs, claims and liabilities suffered or incurred by or made against the Landlord in respect of the Premises under the Defective Premises Act 1972.

4.28	Documents affecting title

To perform and observe the provisions of the documents or the other matters referred to in Schedule 5 so far as they affect or relate to the Premises and are capable of being enforced.

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4.29	EPC information

	4.29.1	To allow the Landlord and all others authorised by the Landlord to have access to all documentation, data and information in the Tenant’s possession or under its control that is reasonably required in order for the Landlord to:

		4.29.1.1	prepare an EPC in respect of the Premises; and

		4.29.1.2	comply with any duty imposed upon the Landlord under The Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007,

and the Tenant shall co-operate with the Landlord and any person so authorised so far as is reasonably necessary to enable them to carry out such functions.

	4.29.2	The Tenant shall provide free of charge to the Landlord a copy of any EPC that the Tenant obtains in respect of the Premises.

5.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

5.1	Quiet enjoyment

That the Tenant performing and observing the covenants, conditions and agreements contained in this lease shall and may peaceably and quietly hold and enjoy the Premises during the Term without (except as authorised by this lease) any interruption or disturbance by the Landlord or any person rightfully claiming through or under it.

5.2	To carry out services

	5.2.1	Subject to the payment by the Tenant of the Interim Charge and the Service Charge to use reasonable endeavours to carry out (or at the Landlord’s discretion to procure the carrying out of) such of the services referred to in Part 1 of Schedule 6 as the Landlord considers are appropriate to the Estate.

	5.2.2	The Landlord will not be in breach of the covenant in clause 5.2.1 if the failure to carry out (or to procure the carrying out of) any of such services is attributable to matters outside the Landlord’s control or results from building works being carried out to the buildings on the Estate.

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6.	INSURANCE

6.1	Landlord to insure the Premises

The Landlord covenants with the Tenant at all times during the Term to keep the Premises insured with an insurance company of repute in the Full Reinstatement Value against the Insured Risks.

6.2	Landlord to reinstate damage caused by Insured Risks

If the Premises are damaged or destroyed by any of the Insured Risks then:

	6.2.1	unless the insurance has been rendered void or voidable or the policy moneys withheld in whole or in part by reason of any act or default of the Tenant or any undertenant or any of their respective employees, contractors, licensees or invitees and the Tenant has failed to comply with clause 6.6.2; and

	6.2.2	subject to all necessary consents and licences being obtained,

the Landlord shall with all convenient and practicable speed repair or reinstate the Premises using such materials and specification as are then appropriate.

6.3	Landlord to provide details of insurance policy

The Landlord covenants with the Tenant to provide upon written request from the Tenant but not more than once in any 12 month period details of the policy under which the Premises are insured.

6.4	Benefit of insurance

The benefit of all Insurance effected by the Landlord under this lease or otherwise in respect of the Premises shall belong solely to the Landlord.

6.5	Abatement of rent

	6.5.1	If the Premises shall at any time be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use then and in every such case (unless the Landlord’s policy of insurance in relation to the Premises shall have been rendered void or voidable or the policy moneys withheld in whole or in part by reason of the act, default or omission of the Tenant or any undertenant or any of their respective employees, contractors, licensees or invitees) the rent reserved by this lease under clauses 3.1 and 3.2.1 (or a fair and just proportion of them according to the nature and extent of the damage sustained) shall be suspended and cease to be payable until the Premises shall have been repaired or reinstated and made fit for occupation or use in accordance with clause 6.2 or until the expiration of three years (or such longer period as may be provided for in the policy of insurance for Loss of Rent) from the destruction or damage whichever first occurs.

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6.5.2

		6.5.2.1	In this clause 6.5.2 “Additional Rent Free Period” means a period equal in length to the period between (i) the date of the destruction or damage giving rise to the application of clause 6.5.1 and (ii) the earlier of the Rent Commencement Date or the date upon which the Premises are again rendered fit for occupation and use.

		6.5.2.2	If the provisions of clause 6.5.1 apply before the Rent Commencement Date then the date upon which the rent reserved by this lease under clauses 3.1 shall begin to be payable shall be postponed for the Additional Rent Free Period.

	6.5.3	No account shall be taken of damage in relation to any alteration, addition or improvement to the Premises carried out otherwise than by the Landlord unless such alteration, addition or improvement has in fact been taken into account in effecting both the insurance of the Premises and the insurance in respect of the Loss of Rent.

	6.5.4	Any dispute between the Landlord and the Tenant concerning the proportion or duration of the suspension or cesser shall be determined by an arbitrator appointed in default of agreement between the Landlord and the Tenant on the application of either of them by the President of the Royal Institution of Chartered Surveyors and any such reference shall be a submission to arbitration within the Arbitration Act 1996.

6.6	Tenant’s insurance obligations

The Tenant covenants with the Landlord to:

	6.6.1	give the Landlord immediate written notice of any damage to or destruction of the Premises by an Insured Risk;

	6.6.2	pay the Landlord on demand an amount equal to any amount which the insurers refuse to pay, following damage or destruction by an Insured Risk to the Premises or any adjoining property of the Landlord, because of any act or omission of the Tenant; and

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	6.6.3	pay the Landlord on demand the amount of any excess required by the insurers in connection with any damage to or destruction of the Premises by an Insured Risk.

6.7	Landlord’s option to determine where substantial reconstruction is required following damage by an Insured Risk

If the Premises are destroyed or so seriously damaged by any Insured Risk as to require (in the opinion of the Landlord’s surveyor whose decision shall be final and binding upon the parties) substantial reconstruction which is likely to take more than six months then the Landlord may at any time within six months from the date of such damage or destruction give notice in writing to determine this lease. Immediately upon the service of that notice this demise shall determine but without prejudice to the rights and remedies of any party against any other in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord.

6.8	Mutual option to determine following failure to reinstate within six months of damage caused by an Insured Risk

If following any destruction or damage by an Insured Risk (unless the insurance has been rendered void or voidable or the policy moneys withheld in whole or in part by reason of any act or default of the Tenant or any undertenant or any of their respective employees, contractors, licensees or invitees and the Tenant has failed to comply with clause 6.6.2) the Premises shall not have been repaired, reinstated or replaced in accordance with the preceding provisions of this clause 6 so that the Premises are fit for occupation or use within a period of six months from the date of destruction or damage then either party may by giving one month’s notice in writing to the other determine this lease (provided the Premises have not been repaired, reinstated or replaced prior to the expiry of the notice) but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord.

6.9	Landlord to notify the Tenant of any Insured Risk becoming an Uninsured Risk

The Landlord covenants with the Tenant to give at least 14 days’ prior notice in writing to the Tenant of any Insured Risk becoming an Uninsured Risk.

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6.10	Landlord’s option following damage by an Uninsured Risk

Save where the same has been caused by the act or default of the Tenant if the Premises are damaged or destroyed by an Uninsured Risk so that the Premises are incapable of occupation:

	6.10.1	the Landlord may by service of notice in writing (an “Election Notice”) to the Tenant given within the period of six months following the date of such damage or destruction (the “Election Period”) either:

		6.10.1.1	elect to rebuild or reinstate the Premises; or

		6.10.1.2	immediately determine this tease;

	6.10.2	If the Landlord serves an Election Notice electing to rebuild or reinstate the Premises:

		6.10.2.1	the Landlord’s obligation to reinstate contained in clause 6.2 shall apply as if the Premises were damaged by an Insured Risk; and

		6.10.2.2	clause 6.5 shall apply as if the Premises were unfit for occupation and use because of damage or destruction by an Insured Risk but substituting in clause 6.5 the three years from the date of the Election Notice in place of the three years from the date of such damage or destruction;

	6.10.3	if the Landlord does not serve an Election Notice the Landlord or the Tenant may serve written notice upon the other within the period of three months following the expiration of the Election Period to immediately determine this lease;

	6.10.4	if the Landlord serves an Election Notice and the Premises are not repaired and reinstated within a period of two years and 11 months from the date of the Election Notice then either party may by giving one month’s notice in writing to the other determine this lease;

	6.10.5	if the Landlord serves an Election Notice electing to determine this lease or if notice to determine this lease is served pursuant to clauses 6.10.3 or 6.10.4 this lease shall immediately determine but the determination shall be without prejudice to any right of action of either party in respect of any previous breach of this lease by the other and all moneys (if any) payable under the insured policies shall be paid to and belong to the Landlord absolutely.

7.	CONDITIONS

It is agreed as follows:

7.1	Re-possession on Tenant’s default

If at any time during the Term:

	7.1.1	the rents reserved by this lease or any of them or any part of them shall be in arrear for 21 days after the same shall have become due (whether legally demanded or not); or

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	7.1.2	the Tenant or (as the case may be) any Guarantor shall at any time fall or neglect to perform or observe any of the covenants, conditions or agreements on its part to be performed and observed contained in this lease or in any licence, approval or consent given by the Landlord to the Tenant in relation to the Premises or in any other deed supplemental to this lease or by which this lease may be varied; or

	7.1.3	the Tenant or (as the case may be) any Guarantor shall either (being a corporation) have an application made for an administration order (whether or not at its instance) or enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction only) or (being an individual) become bankrupt; or

	7.1.4	the Tenant or (as the case may be) any Guarantor shall make any arrangement or composition with creditors or suffer any distress or execution to be levied on property of the Tenant or (as the case may be) any Guarantor or have an encumbrancer take possession or a receiver appointed in respect of the same, then and in any such case it shall be lawful for the Landlord (or any person or persons duly authorised by it in that behalf) to re-enter the Premises and thereupon the Term shall absolutely cease and determine but without prejudice to the rights and remedies of the Landlord in respect of any antecedent breach by the Tenant of any of the covenants, conditions or agreements contained in this lease.

7.2	Common Parts

The Landlord acting reasonably may from time to time change the location, area or arrangements for use by the Tenant of any part of the Common Parts or Conducting Media or alter the rights contained in Part 1 of Schedule 2 so long as there remains available for the benefit of the Premises rights reasonably commensurate (albeit temporary) with those granted by this lease.

7.3	Works to adjoining property

Nothing in or consequent upon this lease shall prevent the Landlord from being wholly at liberty to deal, or to authorise others to deal, entirely as it thinks fit with the Estate and/or any neighbouring or nearby land, whether or not owned by the Landlord, including constructing and/or demolishing, altering or redeveloping any building on it notwithstanding any Interference to the Premises including (without limitation) to the flow of light and air. All such works are to be carried out with all due regard to modern standards of construction and workmanship, all reasonable steps are to be taken to abate any interference to the Premises by noise, dust, vibration or otherwise, and all actual damage to the Premises is to be made good with all due regard to the Permitted Use by the Tenant and the Tenant shall raise no objection whatsoever to the carrying out of any such works and shall allow the same to continue without interference.

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7.4	Liability of Landlord

To the extent that the obligations on the Landlord contained or implied in this lease relate to any time after a person has parted with the whole of its interest in the reversion immediately expectant on the end of the Term, they shall not be binding on or enforceable against that person after that person has parted with the whole of that interest.

7.5	No acquisition of easements

Section 62 of the Law of Property Act 1925 will not apply to this lease. In particular, but without limitation:

	7.5.1	the Tenant shall not be entitled to any rights (save as expressly granted by this lease) which would restrict the free user for building or otherwise of the Estate or any adjoining or neighbouring land whether or not owned by the Landlord; and

	7.5.2	access of light and air to the Premises is and shall be enjoyed with the consent of the Landlord or other the owner or occupier of such adjoining property and not as of right.

7.6	Removal of goods after end of Term

	7.6.1	The Tenant irrevocably appoints the Landlord as its agent to store or dispose of any items left by the Tenant at the Premises more than 10 working days after the Termination Date.

	7.6.2	The Landlord may store or dispose of such items after that time as it thinks fit and without any liability to the Tenant, other than to account to the Tenant for the proceeds of sale, after deducting any costs of sale or storage incurred by the Landlord.

	7.6.3	The Tenant agrees to indemnify the Landlord against any liability incurred by the Landlord by reason of the Landlord disposing of any Items left at the Premises which do not belong to the Tenant, but which the Landlord believed did belong to the Tenant, which will be presumed unless the contrary is proved.

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7.7	Notices

The provisions of section 196 of the Law of Property Act 1925 (as amended) shall apply to the giving and service of all notices and documents under or in connection with this lease.

7.8	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this lease will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

8.	RENT REVIEW

8.1	Definitions

In this clause 8:

“Assumptions”	means the assumptions that:

	(a)	the Premises are available to be let with vacant possession;

	(b)	the Premises and any land or Conducting Media over which the Tenant may exercise any rights by virtue of this lease are in good and substantial repair and condition;

	(c)	the Landlord, the Tenant and any sub-tenant have complied with all their respective covenants and obligations imposed by this lease on each of them;

	(d)	all parts of the Premises are fit and ready and available for use for the Permitted Use;

	(e)	any consents or licences current or required from any competent authority at the relevant Review Date for the willing tenant’s use of the Premises are held by or available to the willing tenant; and

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	(f)	no work has been carried out on the Premises by the Tenant or any sub-tenant or their predecessors in title before or during the Term which has diminished the rental value of the Premises;

	(g)	the Tenant is registered for VAT; and

	(h)	any damage to or destruction of the Premises and any land or Conducting Media over which the Tenant may exercise any rights by virtue of this lease have been fully reinstated;

“Current Rent”	means the Rent reserved by this lease immediately before the relevant Review Date (disregarding any suspension of rent under any other provision of this lease);

“Matters to be Disregarded”	means each of the following matters so far as they may affect rental value:

	(a)	the fact that the Tenant or any sub-tenant has previously been in occupation of the Premises;

	(b)	any goodwill attaching to the Premises by reason of the carrying on of the business of the Tenant or any sub-tenant at the Premises;

	(c)	any improvement to the Premises carried out before or during the Term by the Tenant or any sub-tenant with the prior written approval (if required) of the Landlord (but excluding improvements effected at the expense of the Landlord or pursuant to any obligation to the Landlord whether under the provisions of this lease or any other deed or document); and

	(d)	any requirement and costs applicable to the removal and reinstatement relating to any improvements;

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“Open Market Rent”	means the yearly open market rack rental value at which the Premises might reasonably be expected to be let as a whole at the relevant Review Date:

	(a)	with vacant possession in the open market;

	(b)	by a willing landlord to a willing tenant;

	(c)	which could reasonably be expected to be payable after the expiry of any rent-free or after the receipt of such other rent concession or inducement (in each case by way of allowance in respect of the fitting out of the Premises) as may be negotiated in the open market between the willing landlord and willing tenant upon a letting of the Premises;

	(d)	for a term of five years commencing on and including the relevant Review Date;

	(e)	on the terms and conditions of a lease which are otherwise the same as this lease except as to the actual amount of the Current Rent; and

	(f)	making the Assumptions but taking no account of the Matters to be Disregarded;

“President”	means the President for the time being of the Royal Institution of Chartered Surveyors or any other body reasonably specified by the Landlord;

“Valuer”	means a chartered surveyor who has experience of practice in property of the nature and type of the Premises and who is acquainted with the market in the area in which the Premises are located.

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8.2	Determination of the revised Rent

	8.2.1	The Rent will be reviewed at each Review Date, and from and including each Review Date the Rent will be the higher of:

		8.2.1.1	the Current Rent; and

		8.2.1.2	the Open Market Rent.

	8.2.2	In no event shall the Rent payable by the Tenant to the Landlord after the relevant Review Date be less than the Rent payable by the Tenant to the Landlord immediately before such relevant Review Date.

	8.2.3	If the Landlord and the Tenant have not agreed the Open Market Rent at least three months before the relevant Review Date either the Landlord or the Tenant may require the Open Market Rent to be determined by a Valuer.

	8.2.4	Either the Landlord or the Tenant may require the Open Market Rent to be determined by a Valuer even if no attempt has been made to agree the Open Market Rent.

	8.2.5	The Landlord and the Tenant may agree the level of the Open Market Rent at any time before the Valuer has determined it.

	8.2.6	Where the Open Market Rent is to be determined by a Valuer and the Landlord and the Tenant do not agree as to his appointment within seven days of either of them putting forward a nomination to the other such Valuer shall be appointed at the request of either party by the President.

	8.2.7	The Valuer shall act as an expert and not as an arbitrator and his decision (including any decision as to the costs of such determination) shall be final and binding on the parties. The costs of application to the President and fees of the Valuer shall be paid in such proportion as the Valuer determines or if no determination is made then equally by the Landlord and the Tenant.

	8.2.8	The Valuer shall upon appointment either by the parties or the President be required upon his determination to provide a reasoned determination to the Landlord and the Tenant if required by one or both parties.

	8.2.9	Notwithstanding that the Valuer shall act as an expert the Landlord and the Tenant shall each be entitled to make representations and counter-representations to such Valuer a copy of which shall be supplied by the Valuer to the other of them and in making an award as to costs the Valuer shall have regard to the representations and counter-representations made to him.

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8.3	General

	8.3.1	If by the relevant Review Date the revised Rent has not been agreed or determined (whether or not negotiations have commenced) the Tenant shall continue to pay the Current Rent on each day appointed by this lease for payment of Rent until the revised Rent has been ascertained and upon such ascertainment of the revised Rent the Tenant will pay to the Landlord as arrears of rent an amount equal to the difference between the revised Rent and the Current Rent actually paid for the period since the relevant Review Date together with interest on the difference at four per cent below the Prescribed Rate.

	8.3.2	A memorandum in the form set out in Schedule 4 of any Rent agreed or determined pursuant to this clause 8 shall as soon as reasonably practicable after such determination be prepared in duplicate and signed by or on behalf of the Landlord and the Tenant.

	8.3.3	Time is not to be of the essence in relation to this clause 8.

9.	SUSTAINABILITY

9.1	Co-operation

The Landlord and the Tenant:

	9.1.1	confirm that wherever reasonably practicable they wish to promote and improve the Environmental Performance of the Premises and the Common Parts; and

	9.1.2	agree, in good faith but without legal obligation, to cooperate with each other to identify opportunities for the improvement of the Environmental Performance of the Premises and the Common Parts.

9.2	Data sharing

	9.2.1	The Landlord and the Tenant will on a regular basis share the Environmental Performance Data they hold relating to the Premises and/or the Common Parts.

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	9.2.2	Save where they are under a statutory obligation of disclosure, the Landlord and the Tenant will keep confidential the Environmental Performance Data shared under this clause, and will only use such data for the purposes of:

		9.2.2.1	monitoring and improving the Environmental Performance of the Premises and/or the Common Parts; and/or

		9.2.2.2	measuring the Environmental Performance of the Premises and/or the Common Parts against any agreed targets.

	9.2.3	Where the Landlord or the Tenant discloses any shared data to a third party, they will procure that that third party is placed under a similar obligation to that set out in clause 9.2.2 to keep any shared data confidential and to use it only for the purposes listed in that clause.

10.	OPTION TO DETERMINE

10.1	The Tenant may determine this lease on the Break Date by giving to the Landlord not less than six months’ prior notice in writing expiring on the Break Date and subject to the satisfaction of the pre-conditions in clause 10.2 upon the expiry of such notice the Term shall immediately end but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant.

10.2	The pre-conditions are that the Tenant shall:

	10.2.1	on or prior to the Break Date give up occupation of the Premises;

	10.2.2	prior to the Break Date have previously determined all underleases or other occupational rights of whatsoever nature;

	10.2.3	have paid the Rent reserved by and due under this lease prior to the Break Date; and

	10.2.4	on or prior to the Break Date pay to the Landlord a sum equivalent to 3 months of the Rent reserved immediately prior to such date such sum together with any value added tax to be paid in addition to and not in substitution for any other sum payable under this lease.

10.3	The Landlord may waive any of the pre-conditions set out in clause 10.2 at any time before the Break Date by written notice to the Tenant.

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11.	PRE-EMPTION

11.1	In the event that either of the Neighbouring Units become vacant and available to let by the Landlord during the Term and the current Tenant of the Premises is either RRSat Europe Limited (co. no. 2220246) or a member of the same Group as RRSat Europe Limited (co. no. 2220246), the Landlord shall not let the relevant Neighbouring Unit without first offering the premises to the Tenant by written notice which shall specify the Landlord’s reasonable market rental proposal and if the Tenant agrees in writing to such proposal within 28 days of the date of the Landlord’s notice the Landlord and the Tenant shall within 32 days of the Tenant’s written acceptance of the Landlord’s proposal enter into a lease of the relevant Neighbouring Unit which shall incorporate all covenants, rights, reservations and provisos that are contained in this lease (other than the principal rent which shall be as specified under this clause 11.1) such lease to be in a form acceptable to the Landlord (acting reasonably) and contracted-out of the provisions of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954.

11.2	For the avoidance of doubt, if the Tenant does not agree to the Landlord’s reasonable market rental proposal within 28 days of the date of the Landlord’s notice or a new lease is not completed within 32 days of the Tenant’s written acceptance the Landlord may relet the relevant Neighbouring Unit without further reference to the Tenant.

11.3	Time is of the essence for the Tenant’s written acceptance of the Landlord’s proposal pursuant to clause 11.1.

In witness of which this lease has been executed and is delivered as a deed on the date appearing as the date of this lease.

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SCHEDULE 1

Description of the Premises

UNIT 3,
VICTORIA INDUSTRIAL ESTATE,
VICTORIA ROAD,
NORTH ACTON
W3 6UU

DESCRIPTION

Unit 3 is a mid-terrace, industrial warehouse property incorporating two-storey ancillary office accommodation, toilet facilities and an external forecourt. The unit provides for the following gross external floor areas:

Warehouse /Industrial	845.41 m2	(9,099.99 sq.ft.)
Ancillary Accommodation	152.38 m2	(1,640.22 sq.ft)
Total	997.79 m2	(10,740.21 sq.ft.)

FRAME

The warehouse is constructed by way of a steel portal frame structure, which has received a paint coating. The structural frame incorporates diagonal cross-bracing at roof level, whilst a separate steel goal-post structure is set into the warehouse at the front elevation to create a loading bay. This structure also incorporates the secondary steelwork supporting the sectional overhead doors.

ROOFS

The roof of the warehouse comprises an external skin of profiled metal sheeting with cranked over eaves, Internally the roof lining comprises painted plasterboard panels fitted within a metal grid support, and the roof covering as a whole is bolted onto galvanised steel Z-purlins, These are in-turn carried by the main portal beams. The roof covering incorporates 24nr single-skin GRP roof light panels.

Rainwater from the warehouse roof discharges into metal profiled box gutters located to the foot of the wall cladding to the front and rear elevations. These in turn are connected to the underground drainage system via wall mounted PVCu downpipes.

EXTERNAL WALLS

The external walls of the building are predominately formed in cavity masonry construction, with an outer-leaf of fair-faced brickwork, and inner-leaf of blockwork. To the front elevation, the brickwork extends from ground level to the head of the first floor office windows and loading bay area. To the rear elevation, the brickwork finishes at a height of approximately 2.3m above ground level, Above this to roof level, the walls are constructed in profiled metal cladding externally, with plasterboard lining panels Internally.

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WINDOWS AND DOORS

The main entrance is situated to the front elevation of the building and comprises of a single leaf aluminium door unit with double-glazed panelling, set within an integral aluminium framework. The door and framework has been provided with a factory applied PPC finish.

A total of 2nr fire doors serve the warehouse area, providing a means of escape to the front and rear elevations. All fire doors comprise of single leaf, polyester powder coated metal doors within painted steel frames. The fire exit doors are fitted with push bar exit ironmongery.

2nr electrically operated, composite panelled overhead sectional loading bay doors are situated to the front elevation, set back within the warehouse to create a loading bay. The doors are set within integral galvanised steel supporting framework.

1nr single leaf timber door with louvered ventilation provision allows access to the service cupboard found to the front elevation of the building (immediately adjacent to the front entrance door). This is finished with gloss paintwork and has a Yale lock.

Windows to the front and left flank elevation serving the ground and first floor level offices take the form of single-glazed, top hung, painted timber casements with non- lockable, leaver handles.

To the left flank wall a single-glazed (obscure glazing) painted timber casement window provides natural light and ventilation to the ground floor male WC. This window has security bars fixed internally.

Externally a projection of feature brickwork forms the window cill detailing. Internally the window boards comprise of painted timber.

EXTERNAL AREAS

To the front left elevation, set back from the main entrance of the unit a concrete hardstanding is provided, with a shallow ramped access up to the shutter door threshold. The shutters doors are set back from the front elevation creating an external undercroft. 4nr concrete bollards have been constructed, one to either side of the loading bay openings, finished in gloss paint.

To the front elevation of the building a pathway of pre-cast concrete slab paving is provided, with pre-cast concrete kerb stones. To the rear elevation an in-situ cast concrete path runs the entire length of the unit, to the base of a concrete retaining wall. Gravel margins are provided between the perimeter of the building and paths. A raised step is provided in front of the door into the unit. Ceramic floor tiles have been used to finish the step, matching those provided to the internal circulation areas.

To the immediate front of the office accommodation a small parking bay is formed with Tarmacadam finish. 1nr Island planter with semi-mature trees is located to the left of the parking area, forming a boundary with the adjacent hard-standing. This is bordered with pre-cast concrete kerbstones.

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INTERNAL

FLOORS

The warehouse floor slab and ground floor of the ancillary accommodation is formed by way of an in-situ cast concrete slab. The first floor ancillary accommodation is of solid construction i.e. suspended concrete slab or beams.

The warehouse floor slab has been treated with an epoxy paint finish. In respect of the ancillary block, both office areas, as well and the stairwell, entrance lobby and warehouse access corridor are finished in carpet tile. Aluminium nosings are installed on each riser of the staircase with plastic anti-slip black inserts. Circulation space has painted timber skirting boards, whereas the ground and first floor office is provided with 3-compartment skirting trunking.

All WCs have been provided with a sheet vinyl floor Finish, with painted timber skirting

CEILINGS

A suspended ceiling system, comprising of a proprietary 600 x 600mm exposed grid, with fibre infill tiles is provided throughout the first floor office, Ceiling soffits to the first floor landing and toilet areas are solid soffit (presumed plasterboard), which have received an emulsion paint decoration.

Ceilings to the ground floor office, circulation areas, lobbies and all toilet facilities are solid soffit (presumed plaster), which have received an emulsion paint decoration.

Walls

The party walls within the warehouse are constructed in full height emulsion decorated blockwork.

The enclosure and dividing walls forming the ancillary office accommodation are constructed in blockwork. This blockwork has a painted finish to the warehouse side, whilst painted plaster is presented to the ancillary accommodation space.

The majority of the dividing walls within the ancillary accommodation are solid construction, with a panted plaster finish.

Full height glazed ceramic tiling is provided to the walls of the toilet facilities which has received a pint finish.

DOORS

Internal doors take the form of single-leaf, flush faced timber units set within softwood frames, linings and architraves Finishes throughout comprise of gloss paintwork. Where present, vision panels and top-lights are provided by way of Georgian wired glazing. Additional fixed glazing in timber framework is provided to either side of the first floor office door.

Ironmongery, overhead self-closers and kick plates are anodised aluminium throughout.

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STAIRCASE

The staircase serving the first floor ancillary accommodation is constructed in concrete and comprises 2nr flights with intermediate half landing. The stairs are finished as described in Internal - Floors above. A metal handrail with balustrades is provided, which is finished in gloss paintwork.

SANITARY ACCOMODATION

Male WC		-	2nr laminated faced proprielary WC cubicle systems
(Ground floor)		-	2nr ceramic WCs with high-level cisterns
		-	2nr ceramic urinals with 1nr high-level cistern
	-	2nr ceramic wash hand basins with hot and cold taps
	-	2nr wall mounted mirrors

Female WC		-	2nr laminated faced proprietary WC cubicle systems
(Ground floor)		-	2nr ceramic WCs with low-level cisterns
		-	2nr ceramic wash hand basins with hot and cold taps
	-	2nr wall mounted mirrors

Male WC		-	1nr laminated faced proprietary WC cubicle system
(First Floor Office)		-	1nr ceramic WC with low-level cistern
		-	1nr ceramic wash hand basin with hot and cold taps
		-	1nr wall mounted mirror

Female WC		-	1nr ceramic WC with low-level cistern
(First Floor Office)		-	1nr ceramic wash hand basin with hot and cold taps
	-	1nr wall mounted mirror

All sanitary ware is connected to the domestic hot and cold water services and foul drainage. A Worcester Bosch Greenstar 24i Junior combination boiler is located in the ground floor male toilet and provides the hot water to all WCs as well as heating to the ancillary areas.

ELECTRICAL INSTALLATION

A public utility 3-phase electrical supply serves the building, supplying the main switch gear and distribution board. The service head and meter are located within the main warehouse area, to the rear wall of the ancillary block.

Artificial lighting Is provided as follows:

Ground Floor

Entrance Lobby	1 nr	600mm x 600mm surface mounted modular fluorescent fitting

Office	4 nr	600mm x 600mm surface mounted modular fluorescent fittings

Corridor	1 nr	Circular surface mounted 2D fluorescent light fitting

Female Warehouse WC (inc. Lobby)	5 nr	Circular surface mounted 2D fluorescent light fittings on PIR control

Male Warehouse WC (inc. Lobby)	5 nr	Circular surface mounted 2D fluorescent light fittings on PIR control

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First Floor

Office	12nr	600mm x 600mm recessed modular fluorescent fittings

Stairwell	3 nr	Circular surface mounted 2D fluorescent light fittings

Male WC	2 nr	Circular surface mounted 2D fluorescent light fittings on PIR control

Female WC	2 nr	Circular surface mounted 2D fluorescent light fittings on PIR control

Externally

Entrance porch	1 nr	Circular compact fluorescent light fitting

Office accommodation	1 nr	Halogen flood light above ground floor office windows

Loading bay area	1 nr	Halogen flood light between loading bay doors

Small power throughout the circulation areas is predominantly by way of recessed socket outlets. The offices are provided with twin-socket power outlets installed within 3-compartment perimeter skirting trunking.

HEATING

There is no heating provision within the warehouse. Heating is provided to the ancillary accommodation via the above mentioned Worcester Bosch Greenstar 24i Junior combination gas fired boiler located within the ground floor male toilet. The boiler serves pressed steel radiators which have been fitted with local thermostatic control valves. The control panel for the heating system is a Worcester Digistat digital timer control located in the entrance lobby.

Heating provision is as follows:

Ground Floor

Entrance Lobby	1 nr	Pressed steel radiator

Office	1 nr	Pressed steel radiator

Female WC (inc. Lobby)	1 nr	Pressed steel radiator

Male WC (Inc. Lobby)	1 nr	Pressed steel radiator

First Floor

Office	3 nr	Pressed steel radiators

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VENTILATION

Natural ventilation is afforded by way of an opening casement to the ground and first floor offices and ground floor male toilet accommodation. Mechanical extract ventilation is provided to all toilet facilities via a ducted system; being ducted through the ceilings to an outside wall and activated via local light switching.

GAS SUPPLY

A metered gas supply enters the building within the service riser cupboard accessed externally to the front elevation (adjacent main entrance).

WATER SUPPLY

A metered water supply enters the building within the service riser cupboard accessed externally to the front elevation (adjacent main entrance).

TELECOMMUNICATIONS

A telecommunication service enters the building within the above mentioned riser cupboard.

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SCHEDULE 2

Rights, exceptions and reservations

PART 1: THE RIGHTS

Subject to clause 7.2:

1.	The right of access to and egress from the Premises at all times of the day and night through and along the Common Parts.

2.	The free and uninterrupted passage and running of water, soil, gas, electricity and telephone or any other service or supply through the Conducting Media now or which during the Term serve the Premises and which run through under or over the Estate.

3.	The exclusive right to park validly taxed private motor vehicles on the area shown for the time being shaded yellow on the Plan or in such other position as the Landlord may from time to time designate.

4.	The right of support for the Premises from the remainder of the Estate.

5.	The right to install a generator and fuel tanks on part of the area shown shaded yellow on the Plan subject to the Landlord’s written approval of the position and construction of such generator and fuel tanks.

PART 2: THE EXCEPTIONS AND RESERVATIONS

1.	The right to the free and uninterrupted passage and running of water, soil, gas, electricity and telephone or any other service or supply from the other buildings and land of the Landlord and its tenants adjoining or near the Premises and from the land and premises of others so authorised through the Conducting Media which are now or may during the Term be in, through, under or over the Premises.

2.	The right at all times to enter the Premises at all reasonable times by prior appointment or on 72 hours’ prior written notice (including without limitation notice by e-mail) (except without notice and at any time in the case of an emergency) with all necessary equipment for the purposes of:

2.1	laying, constructing, installing, replacing, repairing, maintaining or altering any Conducting Media now or hereafter in through under or over the Premises or any adjoining property or making connections to any such Conducting Media;

2.2	carrying out inspections of or tests to any such Conducting Media;

2.3	carrying out any intrusive testing for environmental purposes; and

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2.4	exercising any of the rights of the Landlord contained in this lease or for any other reasonable purpose connected with this lease or with the Landlord’s interest in the Premises or any adjoining property of the Landlord, the Landlord making good any damage caused to the Premises by the exercise of this right to the reasonable satisfaction of the Tenant and the Landlord shall cause as little disturbance or disruption to the Tenant as reasonably practicable.

3.	The right from time to time to execute works and erections upon or to alter or rebuild any of the buildings erected on any neighbouring property (as mentioned in clause 7.3) and to use such property and each part of it in such manner as the Landlord may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with.

4.	The right of support for the remainder of the Estate from the Premises.

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SCHEDULE 3

Obligations of the Surety

1.	In this Schedule the following expressions shall have the meanings indicated:

“Forfeiture or Disclaimer”	means:

	(a)	the forfeiture of this lease; or

	(b)	the disclaimer of this lease by a liquidator or trustee in bankruptcy of the Tenant;

“Relevant Date”	means the date on which any one of the following events occurs:

	(a)	Forfeiture or Disclaimer; and/or

	(b)	the Tenant Ceasing To Exist;

“Tenant Ceasing To Exist”	means that the Tenant shall cease to exist or shall die.

2.	If at any time during the Term the Tenant shall not pay any of the rents or other sums payable under this lease or perform and observe any of the covenants, conditions or other terms of this lease the Surety covenants to pay such rents or other sums or observe or perform such covenants, conditions or other terms.

3.	By way of separate and additional liability and notwithstanding that the guarantee in paragraph 2 may be unenforceable or invalid for any reason the Surety Indemnifies the Landlord against all losses, damages, reasonable and proper costs and expenses suffered or incurred by the Landlord arising out of or in connection with any failure by the Tenant to pay any of the rents and sums or to perform and observe any of the covenants, conditions or other terms referred to in paragraph 2.

4.	The Landlord may within 3 months of:

4.1	Forfeiture or Disclaimer; or

4.2	receiving actual notice of the Tenant Ceasing To Exist (the Surety being obliged to notify the Landlord upon that happening),

by notice in writing require the Surety to accept a lease of the Premises for a term commencing on the Relevant Date and continuing for the residue then remaining of the Term at the same rents and with the same covenants and conditions as are reserved by and are contained in this lease and in such case the Surety shall take such lease accordingly and execute a counterpart of it and pay all proper costs and duties in relation to it. The new lease will take effect subject to this lease, if and to the extent that it is still subsisting, and subject to any underlease(s) or other interests created or permitted by the Tenant.

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5.	The Surety undertakes with the Landlord that;

5.1	its obligations to the Landlord are primary obligations and it is jointly and severally liable with the Tenant (both before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the Tenant’s covenants and obligations;

5.2	the Surety shall not claim in any liquidation, bankruptcy, administration, receivership, composition or arrangement of the Tenant in competition with the Landlord and that the Surety shall remit to the Landlord the proceeds of all judgements and all distributions which the Surety may receive from any liquidator; trustee in bankruptcy, administrator, receiver, administrative receiver or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant while any liabilities of the Tenant or the Surety to the Landlord remain outstanding; and

5.3	if the Landlord shall not require the Surety to take a new lease of the Premises the Surety shall nevertheless within seven days of demand pay to the Landlord a sum equal to the rent first reserved under this lease and all other sums that would have been payable under this lease in respect of the period from and including the Relevant Date until the expiry of 9 months after such date or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur) in addition and without prejudice to the Surety’s other obligations to the Landlord.

6.	The Surety waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy of any kind which may be available to the Landlord before proceeding against the Surety.

7.	The liabilities of the Surety under this Schedule shall not be affected by:

7.1	the granting of time or any other indulgence or concession to the Tenant or any compromise or compounding of the Landlord’s rights;

7.2	the Tenant being in liquidation or (as the case may be) declared bankrupt;

7.3	any variation in the terms and conditions of this lease;

7.4	any delay in exercising or failure to exercise or other exercise (including re-entry under clause 7.1) of any of the Landlord’s rights against the Tenant;

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7.5	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant following a breach by the Tenant of its obligations under this lease;

7.6	any legal limitation or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant (including the acceptance by the Tenant of this lease) may be outside or in excess of the powers of the Tenant; or

7.7	any other thing (including the occurrence of the Termination Date or any such disclaimer or the death of the Surety (or any of the persons comprising the Surety) or (in relation to one or more of such persons) the discharge of the other person or persons) whereby (but for this provision) the Surety or any of them would be exonerated either wholly or in part from any of the Surety obligations hereunder.

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SCHEDULE 4

Rent review memorandum

[                                                     ] [Premises]

Lease dated [                                                      ] between (1) [                                                                    ] and (2) [                                              ].

Pursuant to the above Lease [                                                                                                           ] as Landlord and [                                    ] as Tenant record that the yearly rent has been increased to the sum of [                                                     ] pounds (£[                                                      ]) with effect from [relevant Review Date].

Dated:

Signed:

[Landlord] [Tenant]

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SCHEDULE 5

Documents and matters affecting title

The covenants, matters and stipulations set out or referred to in or contained or referred to in the matters and documents referred to in the Property and Charges Registers of the Landlord’s title numbers NGL308194 and NGL430432.

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SCHEDULE 6

Estate Costs, Interim Charge and Service Charge

PART 1 - ESTATE COSTS

In this lease “Estate Costs” means the costs (as certified conclusively by the Landlord’s surveyor to be proper) properly and reasonably incurred in any Accounting Period in connection with the provision of the following services:

1.	insuring, cleaning (including the costs of removing litter and fly-tipping), lighting, repairing, renewing, maintaining and decorating the Common Parts;

2.	providing, maintaining and renewing refuse receptacles including hire charges, electricity and other running costs together with the costs of refuse collection and storage of refuse;

3.	providing and maintaining estate signage, directional signs and other signs and notices;

4.	inspecting, maintaining, servicing, cleaning, repairing, improving and renewing all plant and equipment in or serving the Estate (including closed circuit television, lighting, signage, pumps, electrical equipment and switchgear, meters, monitoring equipment and fire detection, prevention and fighting equipment);

5.	effecting insurance and/or maintenance contracts in respect of the plant and equipment mentioned in paragraph 4 above;

6.	caretaking, site supervisory and commissionaire services (if provided) including the salaries paid to and any other costs to the Landlord arising out of the employment of any caretakers and commissionaires including without prejudice to the generality of the foregoing the cost of providing and cleaning uniforms for such caretakers and commissionaires;

7.	all present and future rates, taxes, duties and assessments of whatever nature charged on, or payable in respect of the Common Parts or any other parts of the Estate used for the purposes of providing any of the services set out in this Schedule and any charges payable for any fuel, electricity, gas, water, foul water and surface drainage, telecommunications, satellite and data communications and all other utilities used or supplied in connection with such services together with that part of the Landlord’s Energy Management Costs which the Landlord reasonably attributes to the provision of those matters;

8.	inspecting, maintaining, repairing, renewing and decorating the exterior the roofs and any structural parts of the Estate and any boundary gates, walls and fences (including any party walls, ceilings, floors, foundations, gutters, drainpipes, sewers, drains, roads and pavements) not demised or intended to be demised to any tenant on the Estate;

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9.	cleaning, tidying, maintaining, planting, re-planting, seeding and re-seeding any landscaped or grassed areas;

10.	employing or retaining any solicitor, accountant, surveyor, valuer, architect, engineer, managing agent or management company or other professional consultant or adviser in connection with the management, administration, repair and maintenance of the Estate, including the preparation of any account giving any certificate and calculating the Service Charge (and if the Landlord fulfils the duties normally carried out by a managing agent payment of a reasonable management fee to the Landlord);

11.	repairing, renewing, resurfacing, maintaining, cleaning, marking, signing and lighting any unadopted roadways, forecourts, parking areas and pavements;

12.	the proper fees of any accountant or surveyor employed to determine the Estate Costs and the amount payable in respect thereof by the Tenant;

13.	providing monitoring, repairing, maintaining and renewing closed circuit television and other surveillance equipment on the Estate and such other security services to the Estate as the Landlord deems appropriate including employing or retaining any security staff or company in connection with the provision of such services and the provision of alarms, barriers, vehicles and other equipment, and security guards and patrols (whether employed by the Landlord or engaged as contractors);

14.	the proper control of vehicle parking within the Estate (including the costs of clamping or removing vehicles);

15.	complying with all statutes and legislation (whether now or subsequently in force) affecting the Estate (including the costs of carrying out any works required by such legislation);

16.	providing such other services and carrying out such other works as the Landlord in its absolute discretion may deem desirable or necessary for the benefit of the Estate or any part thereof or the tenants or occupiers thereof or for securing or enhancing any amenity of or within the Estate or in the interests of good estate management and the generality of this paragraph shall not be restricted by any other provision of this Schedule.

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PART 2 - PROVISIONS RELATING TO THE PAYMENT OF THE INTERIM CHARGE AND THE SERVICE CHARGE

1.	The Tenant shall pay to the Landlord on account of the Service Charge the Interim Charge on demand by equal quarterly payments in advance on 1 April, 1 July, 1 October and 1 January (or on such other dates as the Landlord shall notify to the Tenant in writing) and for the period from the Service Charge Commencement Date to the end of the current quarter payment shall be made on the date of this lease.

2.	As soon as practicable after the expiration of each Accounting Period the Landlord shall serve on the Tenant a certificate containing the following information in respect of that Accounting Period:

2.1	the amount of the Estate Costs;

2.2	the amount of the Interim Charge paid by the Tenant;

2.3	the amount of the Service Charge; and

2.4	the amount of any excess due to the Landlord or to be credited to the account of the Tenant as the case may be.

3.	The said certificate shall be final and binding on the Tenant other than in the case of manifest error but the Tenant shall be entitled at its own expense at any time within one month after service of such certificate to inspect (or at the Tenant’s expense to be supplied with copies of) the receipts and vouchers relating to payment of the Estate Costs.

4.	If the Interim Charge paid by the Tenant in respect of any Accounting Period exceeds the Service Charge for that period such excess shall be carried forward by the Landlord and credited to the account of the Tenant or following a Termination Date refunded by the Landlord to the Tenant as soon as reasonably practicable.

5.	If the Service Charge in respect of any Accounting Period exceeds the Interim Charge paid by the Tenant in respect of that Accounting Period then the Tenant shall pay such excess to the Landlord within fourteen days of service upon the Tenant of the certificate referred to in paragraph 2 above and in case of default the same shall be recoverable from the Tenant as rent in arrear.

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SCHEDULE 7

Form of Authorised Guarantee Agreement

1.	The Tenant will procure the punctual payment of the rents and the observance and performance of all the obligations of the assignee as lessee and in the case of any default the Tenant will on demand pay such rents and observe and perform such obligations as if the Tenant instead of the assignee were liable therefor as a principal obligor and not merely as a surety

2.	The Tenant agrees with the Landlord as a primary obligation to keep the Landlord indemnified on demand against all actions proceedings claims demands losses costs expenses damages and liability arising directly or indirectly from any failure by the assignee to pay the rents and/or observe and perform such obligations or as a result of any obligation of the assignee as lessee being or becoming unenforceable

3.	If the liability of the assignee is disclaimed by or on behalf of the assignee or this Lease is forfeited or the assignee is wound up or ceases to exist the Tenant will (if so required by the Landlord by written notice to the Tenant within six months after such disclaimer or forfeiture or winding up or cessation of existence) take from the Landlord and execute and deliver to the Landlord a counterpart of a new lease of the Premises for the residue of the Term unexpired at the date of such disclaimer or forfeiture or winding up or cessation of existence at the same rents as are reserved from time to time by and subject to the same covenants and provisions as are contained in this Lease (mutatis mutandis) and the Tenant will on demand pay the Landlord’s proper legal costs in connection with such new lease

4.	If on the commencement date of the new lease of the Premises granted pursuant to paragraph 3 of this part of this schedule a Review Date has occurred but the revised Rent (in accordance with clause 8) has not been agreed or determined then the rent first reserved by such new lease will initially be equal to the Rent payable under this Lease immediately prior to such Review Date but the second day of the term of such new lease will be an additional Review Date

5.	If the Landlord does not require the Tenant to take a new lease of the Premises pursuant to paragraph 3 of this part of this schedule the Tenant will nevertheless on demand pay to the Landlord a sum equal to the rents that would have been payable but for the disclaimer or forfeiture or winding up or cessation of existence during the period of twelve months from and including the date of the disclaimer or forfeiture or winding up or cessation of existence less any rents received by the Landlord during such period from reletting the Premises and the Tenant will on demand pay the Landlord’s proper legal costs and agents’ fees in connection with such reletting

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6.	The Insolvency of the assignee will not affect the liability of the Tenant under this guarantee and any money received or recovered by the Landlord from the Tenant may be placed in a separate or suspense account by the Landlord without any obligation on the Landlord to apply it in or towards the discharge of the assignee’s obligations under this Lease so as to preserve the Landlord’s right to prove in any insolvency of the assignee in respect of the whole of the assignee’s indebtedness to the Landlord under this Lease

7.	The Tenant will at the request of the Landlord execute any document supplemental to or entered into pursuant to this Lease to acknowledge that the Tenant is bound and that the rights of the Landlord are not affected and the obligations of the Tenant under this guarantee are not released by such document

8.	The obligations of the Tenant under this guarantee are in addition to any other right or remedy of the Landlord and will not be discharged diminished or in any way affected by:

8.1	any time or indulgence granted by the Landlord to the assignee or any neglect or forbearance of the Landlord in obtaining payment of the rents or enforcing the obligations of the assignee as lessee or

8.2	any refusal by the Landlord to accept rents tendered at a time when the Landlord was entitled (or would after service of the appropriate statutory notice have been entitled) to re-enter the Premises or

8.3	any surrender by the assignee of part of the Premises in which event the liability of the Tenant will continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under section 140 of the Law of Property Act 1925 or

8.4	any variation of this Lease or other act omission matter or thing (other than a release by deed given by the Landlord and subject always to the provisions of section 18 of the Landlord and Tenant Act 1995) by which but for this provision the obligations of the Tenant would have been so discharged diminished or affected

9.	Any provision of this part of this schedule rendered void or unenforceable by the Landlord and Tenant Act 1995 is to be severed from all remaining provisions which are to be preserved

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EXECUTED as a deed by	)
BRIXTON PROPERTIES LIMITED	)
acting by	)
a director in the presence of:	)

Director

Signature of witness

Name (in BLOCK CAPITALS)	MARTIN KIDD

Address	C/O Segro Plc, 258 Bath Road, SLOUGH SL1 4DX